SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]


Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
       (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                               SGI INTERNATIONAL
- -----------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


- -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ]  Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                               SGI INTERNATIONAL
                        1200 Prospect Street, Suite 325
                           La Jolla, California 92037


                                  May 12, 1998




Dear Shareholder:

You are cordially invited to attend the SGI International Annual Meeting of Shareholders on Friday, June 19, 1998, in La Jolla, California.

The meeting will begin promptly at 10:00 a.m. local time at the Sheraton Grande Torrey Pines, 10950 North Torrey Pines Road, La Jolla, California 92037. Directions are as follows: from Interstate 5 South, exit at Genesee Avenue and turn right (west), stay on Genesee Avenue, it will curve to the right (North) and become North Torrey Pines Road. At Science Park Road, turn left into the hotel driveway. From Interstate 5 North, exit Genesee Avenue and turn left
(west), stay on Genesee Avenue, it will curve to the right (North) and become North Torrey Pines Road. At Science Park Road, turn left into the hotel driveway.

The official Notice of Annual Meeting, Proxy Statement and Proxy Card are included with this letter. The vote of every shareholder is important. Your cooperation in promptly signing, dating and mailing your Proxy Card, will be greatly appreciated. Please note that mailing your completed proxy will not prevent you from voting in person at the meeting, if you wish to do so.

We look forward to meeting you personally, should you be able to attend the annual meeting.

                                  Sincerely,


                                  /s/ Joseph A. Savoca

                                  JOSEPH A. SAVOCA
                                  Chairman, President and
                                  Chief Executive Officer

                               SGI INTERNATIONAL
                        1200 Prospect Street, Suite 325
                           La Jolla, California 92037




                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD JUNE 19, 1998

NOTICE is hereby given that the Annual Meeting of the Shareholders of SGI International, a Utah Corporation (the "Company"), will be held on Friday, June 19, 1998, at 10:00 a.m. local time, at the Sheraton Grande Torrey Pines, 10950 North Torrey Pines Road, La Jolla, California 92037, for the purposes of:

(1) electing two directors to the Board of Directors to serve for a term of three years until the 2001 Annual Meeting of Shareholders, or until their respective successors have been duly elected and qualified;

(2) ratifying the selection by the Board of Directors of J.H. Cohn LLP, Independent Public Accountants, as auditors of the Company for the 1998 fiscal year; and

(3) transacting such other business as properly may come before the Annual Meeting or any adjournments thereof.

Shareholders of record at the close of business on April 30, 1998, will be entitled to receive notice of, and to vote at, the meeting or any adjournments thereof.

A copy of the Company's Annual Report for 1997 accompanies this notice.



                                        By Order of the Board of Directors,

                                        /s/ Joseph A. Savoca

                                        JOSEPH A. SAVOCA
                                        Chairman, President and
                                        Chief Executive Officer


La Jolla, California
May 12, 1998

Whether or not you intend to be present at the Annual Meeting, please promptly mark, sign, date and return the accompanying proxy. A return addressed envelope is enclosed for your convenience.

                               SGI INTERNATIONAL
                        1200 Prospect Street, Suite 325
                           La Jolla, California 92037


                                PROXY STATEMENT

                            SOLICITATION OF PROXIES

The enclosed proxy is solicited by the Board of Directors of SGI International, a Utah corporation ("SGI" or the "Company"), for use at the annual meeting of the Company's shareholders to be held at the Sheraton Grande Torrey Pines, 10950 North Torrey Pines Road, La Jolla, California 92037, on June 19, 1998, at 10:00 a.m. local time, or any adjournments thereof. Only shareholders of record at the close of business on April 30, 1998 (the "Record Date"), will be entitled to receive notice of, and to vote at, the meeting. On April 30, 1998, there were issued and outstanding 12,967,349 shares of Common Stock. The holders of shares of Common Stock issued and outstanding on the Record Date are entitled to cast one vote per share on all matters voted on at the annual meeting. Whether or not you expect to attend the meeting in person, please return your executed proxy in the enclosed envelope and the shares represented thereby will be voted in accordance with your wishes. Each shareholder of record is entitled to one vote for each share held as of the Record Date.

The Proxy Statement, the enclosed form of proxy and the Annual Report are being mailed to shareholders on or about May 12, 1998. If, after sending in your proxy, you decide to vote in person or desire to change the voting instructions on your proxy or revoke your proxy, you may do so by notifying the Secretary of the Company in writing of such revocation at any time prior to the voting of the proxy, by submitting a later-dated proxy or by attending the meeting and voting in person.

The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of common stock issued and outstanding on the Record Date. Abstentions will be treated as shares that are present and entitled to a vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted for a vote of the shareholders. If a broker indicates on the proxy that the broker does not have discretionary authority to vote on a particular matter as to certain shares, those shares will be counted for general quorum purposes, but will not be considered as present and entitled to vote with respect to that matter.

The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, proxies may also be solicited by certain of the Company's officers, directors and regular employees without additional compensation, personally or by telephone, telefax or telegram.


                         ACTION TO BE TAKEN UNDER PROXY

Shares will be voted as instructed in the accompanying proxy on each matter submitted to the vote of shareholders. If any duly executed proxy is returned without voting instructions, the persons named as proxies thereon intend to vote all shares represented by such proxy as follows:

(1) FOR the election of the persons named herein as nominees for Directors of the Company to hold office until the annual meeting of the Company's shareholders in the year 2001, or until their successors have been duly elected and qualified;

(2) FOR the ratification of J.H. Cohn LLP, Independent Public Accountants, as auditors of the Company for 1998; and,

(3) according to their best judgment on the transaction of such other business as properly may come before the meeting or any adjournments thereof.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Company's common stock as of March 2, 1998, (i) by each person who is known by the Company to own beneficially more than 5% of the Company's common stock, (ii) by each of the Company's directors, and (iii) by all officers and directors as a group.


                                      Amount               Percent
Name                          Beneficially Owned(1,5)      of Class
----------------------------------------------------------------------
Bernard V. Baus                      20,000(2)                  *
Ernest P. Esztergar                 352,192(3)               3.09
Richard J. Gibbens                   80,000(2)                  *
Norman A. Grant                      50,750(4)                  *
William R. Harris                    20,025(4)                  *
William A. Kerr                     341,463(4)               3.05
Joseph A. Savoca                    325,000(2)               2.83
John R. Taylor                      208,000(4)               1.83
Larry L. Wiese                       19,345(4)                  *
Officers and Directors
  as a Group (9 persons)          1,416,775                 11.66
----------------------------------------------------------------------

* Less than one percent

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person or for any other purpose. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2) Represents common shares under warrant.

(3) Includes 50,000 common shares issuable upon conversion of 200 convertible preferred shares and 200,000 common shares under warrant.

(4) Includes outstanding and exercisable warrants to purchase the number of common shares of SGI International Common Stock as follows: Mr. Grant 42,250; Mr. Harris 20,000; Mr. Kerr 42,250; Mr. Taylor 205,000; Mr. Wiese 15,000.

(5) There are no arrangements known to the Company, including the pledge by any person of securities of SGI, the operation of which may at a subsequent date, result in a change of control of SGI.


                       PROPOSAL 1. ELECTION OF DIRECTORS

The Company's bylaws provide that the Board of Directors shall consist of not less than three directors nor more than nine directors, with the number to be determined from time to time by the Board of Directors. The Board of Directors has currently fixed the number of directors at six.

The Directors are divided into three classes. Currently, there are two
Directors in each class, each class is elected to serve a three-year term, and the term of each class ends in successive years. Dr. Esztergar and Mr. Harris have been nominated for election to the Board of Directors for a term expiring at the annual shareholders' meeting in the year 2001, or until their successors have been duly elected or appointed. The terms of Dr. Baus and Mr. Savoca expire at the annual shareholders' meeting in 1999, or until their successors have been duly elected or appointed. The terms of Messrs. Grant and Kerr expire at the annual shareholders' meeting in 2000, or until their successors have been duly elected or appointed.

Directors are elected by a majority of votes cast. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees. Each person nominated for election has agreed to serve if elected. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board of Directors may propose. The Board of Directors is not aware of any reason that might cause any nominee to be unavailable.

The Board of Directors recommends a vote "FOR" the election of all of the listed nominees.


          INFORMATION ABOUT DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

The following states each director's, nominee's and executive officer's age, principal occupation, present position with the Company and the year in which each director or nominee first was elected as a director (each serving continuously since first elected except as set forth otherwise). Unless indicated otherwise, each individual has held his or her present position for at least five years.

Bernard V. Baus, 72 years old, is currently President of Industrial Chemicals Corporation, the only manufacturer of basic inorganic chemicals in Puerto Rico, and President of Puerto Rico Alum Corporation, which is a joint venture with a Venezuelan oil/chemical company. Dr. Baus has been a Director since 1996.

Ernest P. Esztergar, 66 years old, was a co-founder, Director, President and Technical Director of Synfuel Genesis Incorporated, the predecessor corporation, from its formation in July 1980 until it was merged into the Company in June 1985. Dr. Esztergar has been a Director since 1985 and Senior Vice President Technology since March 1996.

Richard J. Gibbens, 51 years old, has been Vice President Operations since August 1997, Manager of Operations since July 1995, and joined SGI in January 1993. Mr. Gibbens was with the U.S. Navy from 1969-1992 as a Surface Warfare Officer with a specialty in Marine Engineering.

Norman A. Grant, 82 years old, received a B.S. degree in Mining Engineering from the University of Alberta, Canada. Since 1978, he has served as a consultant to coal companies and energy development firms and has engaged in financial and engineering evaluation of long-range energy development programs. Mr. Grant was a Director in 1985 and 1986 and has been a Director since 1992.

William R. Harris, 76 years old, obtained his Bachelor of Chemical Engineering degree from Ohio State, and is a graduate of the MIT Business School. He worked for PPG Industries for 43 years starting as a chemical engineer, and rose through the ranks to become Works Manager of PPG's largest chemical plant in Barberton, Ohio. Later he was Vice President of various PPG Chemical Divisions, then Group Vice President, Chemicals, and retired as Senior Vice President International, PPG Industries. Mr. Harris has been a Director since 1996.

William A. Kerr, 83 years old, was Chairman of the Board, Chief Executive Officer, President, and Chief Operating Officer of Kerr Glass Manufacturing Corporation, working for that company from 1957-1984. Mr. Kerr has been a Director since 1992.

Joseph A. Savoca, 70 years old, has been Chairman of the Board and Chief Executive Officer since June 1995. He received his Bachelor of Chemical Engineering degree from the University of South Carolina. From 1954 to 1976, Mr. Savoca worked with various petrochemical and petroleum companies in research and development, marketing, and held numerous executive positions. Mr. Savoca has been a Director since 1995.

John R. Taylor, 53 years old, has been Senior Vice President since March 1996, Corporate Secretary since June 1995, and General Counsel since December 1994. Mr. Taylor held various positions in Pacific Enterprises and its affiliates from 1977 to 1994, including Director of Contract Administration, Special Counsel, Secretary and House Counsel.

Larry L. Wiese, 52 years old, was Vice President-Business Development from April 1997 to December1997. Prior to joining SGI, Dr. Wiese was President and Chief Executive Officer of WIN Ventures from 1987 to 1997.


EMPLOYMENT AGREEMENTS

The Company's executive officers are all employed in accordance with written employment agreements that have a specific term, usually two years or less. In the event of a change in control of the Company, as defined in these agreements, the agreements automatically extend the term of employment for one additional year with no other benefits being provided to any employee on a change of control or on termination. Termination of employment is only for "cause."


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Compliance with Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers and 10% or greater shareholders of the Company ("Reporting Persons") to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of equity securities of the Company. To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that certain reports were not required, during the year ended December 31, 1997, all Section 16(a) filing requirements applicable to Reporting Persons were complied with.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company's bylaws currently provide for the limitation of director liability and for indemnification of employees and agents, including officers and directors, to the fullest extent permitted by Utah law. The Company has entered into Indemnification Agreements with all of its directors. These provisions do not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws. The Company also has Director and Officer liability insurance covering its officers and directors.


    ADDITIONAL INFORMATION WITH RESPECT TO COMPENSATION COMMITTEE INTERLOCKS
              AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

The Compensation Committee is currently composed of Bernard V. Baus and William
A. Kerr, neither of whom was an officer or an employee of the Company or any of its subsidiaries during the last fiscal year or in any prior fiscal year. There are no interlocking relationships between any executive officer of the Company and any entity whose directors or executive officers serve on the Company's Board of Directors or on the Compensation Committee.

                   INFORMATION CONCERNING BOARD OF DIRECTORS


COMMITTEES AND MEETINGS

During 1997, the Board of Directors of the Company held four meetings. Each director attended at least 75% of the meetings of the Board of Directors and committees on which such director served. The Board of Directors does not have a Nominating Committee, as such function is performed by the entire Board of Directors.

The Board of Directors has a standing Audit Committee, consisting of Messrs. Grant, Kerr, and Savoca and a Compensation Committee consisting of Messrs. Kerr and Baus (all outside or non-employee directors). During 1997, the Audit Committee held one meeting and the Compensation Committee held one meeting. The Audit Committee performs the following functions: (a) review of periodic financial statements, (b) communication with independent accountants,
(c) review of the Company's internal accounting controls, and (d) recommendation to the Board of Directors as to selection of independent accountants. The Compensation Committee approves all of the Company's compensation plans, including the awarding of warrants or stock options and the compensation arrangements for all of the Company's senior management.


COMPENSATION OF DIRECTORS

The outside (non-employee) Directors of the Company currently do not receive cash compensation, but are reimbursed for certain expenses incurred, and are granted warrants periodically. During 1995, Messrs. Grant and Kerr were each granted warrants to purchase 20,000 shares at $1.125 to $1.25 per share. In December 1995, the Board reduced the exercise price of all warrants previously granted to the outside directors to $0.60 per share. During 1996, Messrs. Baus, Grant, Harris and Kerr were each granted warrants to purchase 20,000 shares at $1.72 to $5.125 per share. During 1997, Messrs. Baus, Grant, and Harris were each granted warrants to purchase 10,000 shares at $2.00 per share. In September 1997, the Board reduced the exercise price of certain warrants granted during 1996 and 1997 to officers and employees of SGI International and OCET Corp., to the then market price of $1.03 per share. The warrants granted expire through December 2002.


            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION POLICIES

The Compensation Committee (the "Committee") is composed entirely of non-employee directors. The Committee will review executive compensation levels annually and recommend for Board of Directors consideration an annual compensation package for each executive officer comprised of base salary, warrants and/or stock options. The Committee will also determine annually for each executive officer appropriate levels of warrants and/or stock options or other stock-based awards under the Company's Stock Incentive Plan. The Committee believes the stock-based awards provide incentives for executive management to promote intermediate-term and long-term shareholder value.

The Company's executive compensation policies are designed to provide a competitive compensation program that will enable the Company to attract, motivate, reward and retain executives who have the skills, experience and talents required to promote the short-term and long-term financial performance and growth of the Company. The compensation policies are influenced by the fact that the Company's technologies and technological investments currently produce insignificant revenues; the Company operates at a net loss; and, except for the operations of AMS, the Company primarily utilizes equity capital to finance operations. The compensation policies are based on the principle that the financial rewards to the executives must be aligned with the financial interests of the shareholders of the Company. In this manner, the Company will meet its ultimate responsibility to its shareholders.

The Committee believes that the cash compensation being paid to the executives is at or below the amount the Company would be required to pay to engage suitable replacements for the current executive officers. Further, the Committee believes the base salary and other compensation arrangements for certain of its executives should be increased. However, based on the Company's financial condition, the Committee and Board of Directors have deferred any increases in cash compensation to Company executives and will periodically recommend the grant of warrants and/or stock options at market exercise prices. The Committee will evaluate additional and different overall compensation plans, which may be utilized in the future to attract and retain qualified personnel.

Total compensation available in the combined package for each officer will generally be set based on the Company's performance objectives correlated to the Company's business plan and comparisons to the preceding year's level of compensation. In setting compensation, the Committee considers compensation levels of comparable or similar companies given due consideration to the experience and accomplishments of individual officers.

COMPENSATION FOR FISCAL YEAR 1997

Compensation paid to the Company's executive officers for fiscal year 1997 consisted of a base salary, warrants and/or stock options awarded under the Company's incentive stock plan.

For fiscal 1997, the Committee also awarded warrants and/or stock options that provide long-term and intermediate-term incentives and that offer opportunities for officers to earn additional and significant compensation if shareholder value can be increased. Warrants and stock options, which provide long-term incentives, were awarded on a basis similar to prior years.


CHIEF EXECUTIVE OFFICER COMPENSATION

The Committee recognizes Mr. Savoca's leadership in guiding the Company to surmount a number of major difficulties that were present when he assumed the position of CEO from his predecessor. At that time, Mr. Savoca restructured and extended the due date of long-term debt then shortly due. He then negotiated and structured a financing in 1997 to pay off such debt. When that financing became unavailable, at the last moment, he again managed to obtain a further extension of such debt for one year. In recognition of these and other significant accomplishments of 1996 and 1997, as well as his continuing contribution to the Company, the Committee increased Mr. Savoca's compensation in July of 1997 by an additional $75,000 on an annual basis, but deferred that increase until 1998.

The Committee also awarded Mr. Savoca warrants and stock options to acquire 135,000 shares of common stock, with an exercise price equal to the market price on the date the warrants and options were granted. In determining the number of options and warrants awarded to Mr. Savoca, the Committee based its decision on Mr. Savoca's performance.


DISCUSSION OF CORPORATE TAX DEDUCTION
FOR COMPENSATION IN EXCESS OF $1 MILLION A YEAR

Section 162(m) of the Internal Revenue Code of 1986 (the "Code"), precludes a public corporation from taking a tax deduction in any year for compensation in excess of $1 million paid to its chief executive officer or any of its four other highest-paid executive officers. The $1 million annual deduction limit does not apply, however, to "performance-based compensation" as that term is defined in Code Section 162(m)(4)(C) and regulations promulgated thereunder.

The Committee believes that Company and executive performance are the most determinative factors with respect to all components of executive compensation other than base salaries. The current incentive stock plan and grants of warrants for fiscal 1996 and 1997 were determined by the Committee based on performance criteria. However, none of these compensation components meets the technical performance-based criteria required by Code Section 162(m) for exclusion from the deduction limit. Compensation expenses in respect of stock options granted under the Company's stock incentive plan will be excluded from the deduction limit.

In fiscal 1997, the Company's highest-paid executive, Mr. Savoca, received cash compensation totaling $150,000. As of December 31, 1997, Mr. Savoca had deferred and unpaid compensation of approximately $121,000. Thus, in fiscal 1997, the deduction limit did not affect the Company, and as a general matter, the Committee does not anticipate that cash compensation paid to any of the five highest-paid executive officers in any year in the near future will approach $1 million.

The Committee will continue to monitor this matter and, if warranted and consistent with compensation objectives, will consider modifications to the Company's compensation policies to maximize the Company's compensation related tax deductions.


COMPENSATION COMMITTEE

Bernard V. Baus
William A. Kerr


                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS

The Securities and Exchange Commission requires a comparison on an indexed basis of cumulative total shareholder return for the Company, a relevant broad equity market index and a published industry or line-of-business index. Cumulative total shareholder return represents share value appreciation assuming dividend reinvestment. The following graph compares cumulative five-year shareholder returns on an indexed basis for the Nasdaq Stock Market (U.S. and Foreign companies), and a peer group made up of the current publicly traded members of SIC codes 8730 through 8739. These benchmarks are included for comparative purposes only and do not necessarily reflect management's opinion that such indices are an appropriate measure of the relative performance of the stock involved, and are not intended to forecast or be indicative of possible future performance of the Common Stock. These calculations were prepared by Research Data Group, Inc.

Comparison of Five Year Cumulative Total Return*


                                                        Cumulative Total Return ($)
                                      -----------------------------------------------------------
                                        12/92     12/93     12/94     12/95     12/96     12/97
-------------------------------------------------------------------------------------------------
SGI International                      100.00     56.28     17.04      0.88      5.02      1.59
Peer Group                             100.00     91.04     67.23     98.61    108.14    117.19
Nasdaq Stock Market (U.S. & Foreign)   100.00    115.76    112.28    157.69    193.09    236.22
-------------------------------------------------------------------------------------------------


*$100 invested on 12/31/92 in stock or index - including reinvestment of dividends. Fiscal year ending December 31.


                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

The following table sets forth the compensation of the named executive officers of the Company for the three years ended December 31, 1997.


                                                                                   Long-Term Compensation(1)
                                                                            ----------------------------------------
                                          Annual Compensation                         Awards                Payouts
                              --------------------------------------------  ----------------------------   ---------
                                                                 Other                       Shares                       All
                                                                 Annual     Restricted     Underlying        LTIP        Other
                                                                 Compen-      Stock         Warrants        Payouts     Compen-
Name & Principal Position     Year    Salary ($)   Bonus ($)    sation ($)   Awards ($)   and Options(2)      ($)      sation ($)
-----------------------------------------------------------------------------------------------------------------------------------
Joseph A. Savoca              1997     237,500       -              -           -            205,000           -           -
  Chairman of the Board,      1996     183,333       -              -           -             70,000           -           -
  President &                 1995      85,000       -              -           -            205,000           -           -
  Chief Executive Officer

Ernest P. Esztergar           1997     115,000       -              -           -            130,000           -           -
  Director, Sr. Vice          1996     115,000       -              -           -             75,000           -           -
  President Technology        1995      90,000       -              -           -            125,000           -           -

John R. Taylor                1997     130,000       -              -           -            140,000           -           -
  Senior Vice President,      1996     130,000       -              -           -             50,000           -           -
  General Counsel &           1995     130,000       -              -           -            124,000           -           -
  Secretary

Richard J. Gibbens            1997      90,000       -              -           -            100,000           -           -
  Vice President              1996      78,137       -              -           -             70,000           -           -
  Operations                  1995      72,500       -              -           -             47,250           -           -

Larry L. Wiese                1997     110,833       -              -           -             40,000           -           -
  Former Vice President, New  1996           -       -              -           -             15,000           -           -
  Business Development        1995           -       -              -           -                  -           -           -

William M. Owens              1995      37,375       -              -           -             70,000           -           -
  Former Chief
  Executive Officer
-----------------------------------------------------------------------------------------------------------------------------------

(1) There were no Restricted Stock Awards or Long-Term Incentive Plan Awards or Payouts for Executive Officers during the fiscal years ended December 31, 1997, 1996 or 1995.
(2) Represents the sum of all common shares underlying current year grants of warrants and options, and previously granted warrants repriced in the current fiscal year.

              WARRANT AND STOCK OPTION GRANTS IN LAST FISCAL YEAR

The following table sets forth information concerning warrant and stock option grants made in the fiscal year ended December 31, 1997, to the individuals named in the Summary Compensation Table. There were no grants of SARs to said individuals during the year.


                                                                                                    Potential Realizable
                                                      Individual Grants                              Value at Assumed
                    -------------------------------------------------------------------------      Annual Rates of Stock
                     Number of Shares         % of Total                                           Price Appreciation for
                       Underlying           Warrants/Options                                       Warrant/Option Term (1)
                        Warrants/          Granted to Employees      Exercise     Expiration     --------------------------
Name                 Options Granted(#)      in Fiscal Year        Price ($/Sh)      Date             5%             10%
---------------------------------------------------------------------------------------------------------------------------
Joseph A. Savoca          35,000                  2.93%               1.03          12/01         $ 11,900       $ 26,950
                          35,000                  2.93%               1.03          12/01           10,850         24,500
                          50,000                  4.18%               1.03          12/01           13,500         30,000
                          35,000                  2.93%               1.03          12/01            9,100         19,950
                          50,000                  4.18%               1.03          09/07           32,500         82,000

Ernest P. Esztergar       25,000                  2.09%               1.03          12/01            7,750         17,500
                          25,000                  2.09%               1.03          12/01            8,500         19,250
                          25,000                  2.09%               1.03          12/02            9,000         20,250
                          25,000                  2.09%               1.03          12/01            6,500         14,250
                          30,000                  2.51%               1.03          09/07           19,500         49,200

John R. Taylor            25,000                  2.09%               1.03          12/01            8,500         19,250
                          25,000                  2.09%               1.03          12/01            7,750         17,500
                          35,000                  2.93%               1.03          12/01            9,450         21,000
                          25,000                  2.09%               1.03          12/01            6,500         14,250
                          30,000                  2.51%               1.03          09/07           19,500         49,200

Richard J. Gibbens        20,000                  1.67%               1.03          12/01            6,800         15,400
                          15,000                  1.25%               1.03          12/02            5,400         12,150
                          15,000                  1.25%               1.03          12/01            4,650         10,500
                          15,000                  1.25%               1.03          12/01            3,900          8,550
                          15,000                  1.25%               1.03          09/07            9,750         24,600

Larry L. Wiese            15,000                  1.25%               1.03          12/02            5,400         12,150
                          25,000                  2.09%               1.03          12/01            6,500         14,250
                          20,000                  1.67%               1.03          09/07           13,000         32,800
---------------------------------------------------------------------------------------------------------------------------

(1) Potential realizable value is based on an assumption that the common stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the warrant expires. These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price performance.

(2) Options and Warrants were granted at an exercise price equal to the fair market value of SGI Common Stock, reported on the OTC Bulletin Board on the date of grant.

(3)The Options and Warrants were granted for a term of five years. All Warrants are fully exercisable. The Options are exercisable only after the underlying stock is registered or after the passage of one year.

   AGGREGATED WARRANT EXERCISES IN LAST FISCAL YEAR AND FY-END WARRANT VALUES

The following table sets forth information concerning the number and value realized as to warrants exercised during 1997 and warrants and stock options held at December 31, 1997, by the individuals named in the Summary Compensation Table and the value of those warrants and stock options held at such date. The warrants and stock options exercised were not exercised as SARs and no SARs were held at year end.


                                                            Number of Securities             Value of Unexercised
                                                           Underlying Unexercised           In-the-Money Warrants
                                                           Warrants and Options at             and Options at
                           Shares                              Fiscal Year-End               Fiscal Year-End(4)
                          Acquired        Value        --------------------------------------------------------------
Name                     on Exercise    Realized(3)     Exercisable    Unexercisable    Exercisable    Unexercisable
---------------------------------------------------------------------------------------------------------------------
Joseph A. Savoca                -              -        1,125,000(1)      135,000        $ 174,418       $ 42,350
Ernest P. Esztergar             -              -        1,050,000(1)       55,000          116,490         17,254
John R. Taylor              2,000          9,050          463,000(2)       90,000          104,929         28,233
Richard J. Gibbens         15,000         39,359           80,000          30,000           29,396          9,411
Larry L. Wiese                  -              -           15,000          45,000            4,706         14,117
---------------------------------------------------------------------------------------------------------------------

(1) Includes warrant to purchase 850,000 common shares of OCET Corporation, an SGI Subsidiary, at $1.00 per share.

(2) Includes warrant to purchase 293,000 common shares of OCET Corporation, an SGI Subsidiary, at $1.00 per share.

(3) Market value of SGI Common Stock based on the closing bid price as reported on the OTC Bulletin Board at the exercise date minus the exercise price.

(4) Market value of SGI Common Stock at fiscal year-end based on the closing sales price as reported on the OTC Bulletin Board on December 31, 1997 ($1.34), minus the exercise price of "in-the-money" warrants and options. At March 2, 1998, the closing bid price of SGI Common Stock was $1.09.


       BOARD OF DIRECTORS REPORT ON TEN YEAR WARRANT AND OPTION REPRICING

During the fiscal year ended December 31, 1997, the Board of Directors determined to reprice certain Warrants and certain Options previously granted to Messrs. Savoca, Esztergar, Taylor, Gibbens and Wiese as set forth in the following table. The Company repriced the Warrant and Stock Options to the market price on the date of repricing, because the exercise prices for these individuals were generally substantially above the market price of the underlying common stock of the Company on the date the repricings were approved. Therefore, the Board of Directors determined that the individuals were unlikely to exercise their warrants and Stock Options which could have an affect on their decision to remain as executive officers, and that it was in the best interest of the Company to reprice the Warrants and Stock Options to assist in retaining these individuals as valued employees. Further, the Board of Directors believes that repricing these Warrants and Stock Options provides an alternate method of compensation to these individuals without increasing their cash compensation or the number of shares of Common Stock of the Company underlying the Warrants and Stock Options. The Board of Directors believes that stock-based awards of Warrants and Options provides incentives for Officers to promote intermediate and log-term shareholder value for the Company, and that repricing these Warrants and Options assists in promoting this strategy. The repricing of these Warrants and Stock Options benefited only two members of the six member Board of Directors of the Company as the outside Directors did not have their Warrants or Stock Options repriced in 1997. The Board of Directors did not seek, nor did it receive a report from a disinterested third party about whether these repricings were in the best interest of the stockholders.

Board of Directors:

Bernard V. Baus
Ernest P. Esztergar
Norman A. Grant
William R. Harris
William A. Kerr
Joseph A. Savoca

                     TEN-YEAR WARRANT AND OPTION REPRICING

The following table sets forth information concerning the repricing of warrants and stock options held by the individuals named in the Summary Compensation Table during the prior ten years. The Board of Directors elects to reprice warrants or stock options as a method of rewarding and retaining the individuals without increasing their cash compensation or the number of warrants or options outstanding.

                                                                                                          Length of Original
                              Number of         Market Price of         Exercise                           Warrant/Options
                           Warrants/Options      Stock at Time       Price at Time      New Exercise        Term Remaining
Name & Date                  Repriced (#)       of Repricing ($)    of Repricing ($)      Price ($)      at date of Repricing
---------------------------------------------------------------------------------------------------------------------------------
Joseph A. Savoca,
 Chairman of the Board,
 President &
 Chief Executive Officer

07/26/95                      150,000              1.12500               3.0625            1.125               53 mos.
09/05/95                      170,000              0.87500               1.1250            0.875               52 mos.
12/12/95                      170,000              0.65625               0.8750            0.660               48 mos.
12/12/95                       35,000              0.65625               1.2500            0.660               60 mos.
12/22/95                      170,000              0.59375               0.6600            0.600               48 mos.
12/22/95                       35,000              0.59375               0.6600            0.600               60 mos.
09/11/97                       50,000              1.03120               4.2500            1.030               52 mos.
09/11/97                       35,000              1.03120               1.7200            1.030               52 mos.
09/11/97                       35,000              1.03120               2.0000            1.030               52 mos.
09/11/97                       35,000              1.03120               4.3750            1.030               52 mos.

Ernest P. Esztergar,
 Director, Sr. Vice
 President Technology

12/28/94                       10,000             15.00000              54.0000           15.000               36 mos.
06/02/95                       10,000              1.37500               3.1250            1.375               55 mos.
06/02/95                       60,000              1.37500               3.0625            1.375               55 mos.
07/26/95                       70,000              1.12500               1.3750            1.125               53 mos.
09/05/95                       90,000              0.87500               1.1250            0.875               52 mos.
12/12/95                       90,000              0.65625               0.8750            0.660               48 mos.
12/12/95                       35,000              0.65625               1.2500            0.660               60 mos.
12/22/95                       90,000              0.59375               0.6600            0.600               48 mos.
12/22/95                       35,000              0.59375               0.6600            0.600               60 mos.
09/11/97                       25,000              1.03120               1.7200            1.030               52 mos.
09/11/97                       25,000              1.03120               2.0000            1.030               52 mos.
09/11/97                       25,000              1.03120               4.3750            1.030               52 mos.
09/11/97                       25,000              1.03120               4.3750            1.030               64 mos.

John R. Taylor,
 Sr. Vice President,
 General Counsel &
 Secretary

06/02/95                        6,000              1.37500               3.1250            1.375               55 mos.
06/02/95                       48,000              1.37500               3.0625            1.375               55 mos.
07/26/95                       54,000              1.12500               1.3750            1.125               53 mos.
09/05/95                       74,000              0.87500               1.1250            0.875               52 mos.
12/12/95                       74,000              0.65625               0.8750            0.660               48 mos.
12/12/95                       30,000              0.65625               1.2500            0.660               60 mos.
12/22/95                       74,000              0.59375               0.6600            0.600               48 mos.
12/22/95                       20,000              0.59375               0.8750            0.600               48 mos.
12/22/95                       30,000              0.59375               0.6600            0.600               60 mos.
09/11/97                       35,000              1.03120               4.2500            1.030               52 mos.
09/11/97                       25,000              1.03120               1.7200            1.030               52 mos.
09/11/97                       25,000              1.03120               2.0000            1.030               52 mos.
09/11/97                       25,000              1.03120               4.3750            1.030               52 mos.

Richard J. Gibbens,
 Vice President Operations

06/02/95                        2,250              1.37500               3.1250            1.375               55 mos.
07/26/95                        2,250              1.12500               1.3750            1.125               53 mos.
09/05/95                       22,250              0.87500               1.1250            0.875               52 mos.
12/12/95                       22,250              0.65625               0.8750            0.660               48 mos.
12/12/95                       25,000              0.65625               1.2500            0.660               60 mos.
12/22/95                       22,250              0.59375               0.6600            0.600               48 mos.
12/22/95                       25,000              0.59375               0.6600            0.600               60 mos.
09/11/97                       20,000              1.03120               1.7200            1.030               52 mos.
09/11/97                       15,000              1.03120               2.0000            1.030               52 mos.
09/11/97                       15,000              1.03120               4.3750            1.030               52 mos.
09/11/97                       15,000              1.03120               4.3750            1.030               64 mos.

Larry L. Wiese,
 Former Vice President,
 New Business Development

09/11/97                       25,000              1.03120               2.0000            1.030               52 mos.
09/11/97                       15,000              1.03120               4.3750            1.030               64 mos.
---------------------------------------------------------------------------------------------------------------------------------


    PROPOSAL 2. RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors has selected J.H. Cohn LLP, Independent Public Accountants, as the Company's independent auditors for the year ending December 31, 1998, and has further directed that management submit the selection of independent auditors for ratification by the shareholders at the annual meeting. The Board recommends that the shareholders ratify the selection of J.H. Cohn LLP as auditors for SGI for the fiscal year 1998. Ernst & Young LLP had previously audited the Company's financial statements, but was dismissed by the Board of Directors of Company effective as of November 19, 1997, and replaced by J.H. Cohn LLP effective as of November 24, 1997. During the last two fiscal years and in the subsequent interim period to November 19, 1997, there were no disagreements between the Company and Ernst & Young LLP relative to accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst &Young LLP would have caused it to make reference to the subject matter of the disagreements in connection with its reports. J.H. Cohn LLP is expected to have a representative present at the annual meeting and will have an opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions.

The Board of Directors recommends a vote "FOR" such ratification.


                              REPORT ON FORM 10-K

A copy of the Company's Report on Form 10-K for the period ended December 31, 1997, filed with the Securities and Exchange Commission (including related financial statements) is available to shareholders without charge, upon written request to the Company.


                        FUTURE PROPOSALS OF SHAREHOLDERS

All proposals of Shareholders intended to be presented at the Annual Meeting of shareholders to be held in 1999 must be received by the Company not later than December 31, 1998, for inclusion in the Company's proxy statement and form of proxy relating to that Annual Meeting. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations and provisions governing the solicitation of proxies.


                                 OTHER BUSINESS

The Company knows of no business to be brought before the annual meeting other than as set forth above. As to other business that may properly come before the meeting, proxies will be voted in accordance with the best judgment of the persons voting such proxies.

                                   By Order of the Board of Directors,

                                   /s/ Joseph A. Savoca

                                   JOSEPH A. SAVOCA
                                   Chairman, President and
                                   Chief Executive Officer

SGI INTERNATIONAL                            PROXY
1200 Prospect Street, Suite 325              This proxy is solicited on behalf
La Jolla, Ca 92037                           of the Board of Directors for the
                                             Annual Meeting of Shareholders
                                             June 19, 1998

The undersigned hereby appoints Joseph A. Savoca and William A. Kerr as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of SGI International held of record by the undersigned on April 30, 1998, at the annual meeting of shareholders to be held on June 19, 1998, or any adjournment thereof.

Item 1. Election of Directors Nominees:      01 Ernest P. Esztergar
                                             02 William R. Harris

[  ] For both Nominees
[  ] Withhold authority to vote for any individual Nominee

Write numbers(s) of Nominee(s) for which you are withholding authority_________

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Item 2. Appointment of J.H. Cohn, LLP, Independent Public Accountants

[  ] For        [  ] Against        [  ] Abstain

IN THEIR DISCRETION, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

SHAREHOLDERS WHO ATTEND THE MEETING MAY VOTE IN PERSON EVEN THOUGH THEY HAVE PREVIOUSLY MAILED THEIR PROXY.

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted FOR BOTH Nominees for Director, and FOR Item 2. Please sign exactly as your name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a Partnership, please sign name by authorized person.


______________________________________________________________________________
SIGNATURE                                                   DATE


______________________________________________________________________________
2nd SIGNATURE IF HELD JOINTLY                               DATE

IMPORTANT: Please date this Proxy and sign exactly as your name(s) appears hereon.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.